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                                                                  Exhibit No. 12

                                      PAINE
                                     WEBBER
                                     JACKSON
                                    & CURTIS
                                  INCORPORATED

           Established 1879 Members New York Stock Exchange, Inc. and
                           other Principal Exchanges

                140 Broadway, New York, N.Y. 10005 (212) 437-2121

                                                              September 16, 1983

Paine Webber AMERICA Fund, Inc.
140 Broadway
New York, New York  10005

Gentlemen:

         Please be advised that Paine, Webber, Jackson & Curtis Incorporated herewith tenders a sufficient number of shares of the common stock of American Telephone & Telegraph Company to purchase shares of Paine Webber AMERICA Fund, Inc. ("Fund") in order to provide the Fund with a net worth of at least the $100,000 minimum initial capital required by the Investment Company Act of 1940. We intend to purchase the shares as an investment and have no present intention of redeeming or selling such shares.

                                                      Very truly yours,

                                                      /s/ Carl A. Merz

                                                      Carl A. Merz
                                                      Vice President - Finance

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